Exhibit 99.1

NEWS RELEASE
                                                       Dorchester Minerals, L.P.
Release Date: August 3, 2006                       3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300

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         DALLAS,  TEXAS -- Dorchester  Minerals,  L.P.  (the  "Partnership")
announced today the Partnership's net earnings for the second quarter ended June 30, 2006 of $16,789,000, or $0.58 per common unit.

         A comparison of results for the periods ended June 30, 2006 and June 30, 2005 is set forth below:

                                Three Months Ended         Six Months Ended
                                     June 30,                  June 30,
                             ------------------------  ------------------------
                                 2006         2005         2006        2005
                             -----------  -----------  -----------  -----------
Net Operating Revenues       $23,128,000  $16,970,000  $42,407,000  $31,389,000
Depletion and Amortization    (4,813,000)  (5,365,000)  (9,521,000) (10,502,000)
All Other Expenses, Net       (1,526,000)  (1,414,000)  (3,037,000)  (2,820,000)
                             -----------  -----------  -----------  -----------
Net Earnings                 $16,789,000  $10,191,000  $29,849,000  $18,067,000
                             ===========  ===========  ===========  ===========

Net Earnings Per Common Unit       $0.58        $0.35        $1.02        $0.62



         The Partnership previously declared its second quarter distribution in the amount of $0.778120 per common unit payable on August 3, 2006 to common unit holders of record as of July 24, 2006. Both the second quarter distribution and Net Operating Revenues for the three months ended June 30, 2006 include the final lease bonus payment of $5,535,000 attributable to the previously announced Arkansas lease transaction. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

         Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

            Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.